Exhibit 10.3

Management Agreement

Between

Genius Group Ltd

And

MICHELLE CLARKE

THIS EMPLOYMENT AND BOARD OF DIRECTORS AGREEMENT is made effective as of 15 June, 2020, (the “Effective Date”) by and between:

Genius Group Limited, a Singapore Registered Company, with its registered office at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton (the (“GG”)

and

Michelle Clarke (the “Employee” or “Director”).

RECITALS

A.	The Company desires to obtain the services of Employee to serve on the Company’s Board of Directors (“BOD”) and as Chief Marketing Officer (“CMO”) of the Company and the Employee desires to serve on the BOD and fulfil the duties as CMO upon the following terms and conditions.

B.	The Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business and goodwill.

C.	The Proprietary Information may necessarily be communicated to or received by Director in the course of serving on the BOD for the Company or in the course of serving as the CMO of the Company, and Company desires to obtain the services of Director, only if, in doing so, it can protect its Proprietary Information and goodwill.

D.	The Company does not, however, desire to receive from Director, or for Director to either induce the use of or use in connection with the performance of his duties as the CMO or as a member of the Company’s BOD, any information which is confidential to or ownership of which resides in a third party, whether acquired either prior to or subsequent to Director’s retention hereunder.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Board Member, Director. Company hereby retains Director to serve on its Board of Directors and to serve as the CMO.

2.	Term of the Agreement The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating upon thirty (30) days prior written notice delivered by either party to the other for any reason. The Agreement may be terminated for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.

Upon any termination of the Services as provided in this Section 1, this Agreement shall terminate except that the provisions set forth in Section 2.b and Section 4 of this Agreement shall survive such termination.

3.	Position, Duties, Responsibilities.

a.	Duties. Director shall have the authority and duty to manage and conduct the business of the Company and such other duties and responsibilities as reasonably requested by the Company, including but not limited to the Services described in Exhibit A attached hereto (“Services”). Director shall devote Director’s commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Director shall also make himself available to answer questions, speak with shareholders, provide advice and provide Services to the Company upon reasonable request and notice from the Company. Director shall perform his duties faithfully and diligently and shall abide by the policies of the Company and any changes to them that may be adopted by the Company, except to the extent inconsistent with the terms of this Agreement.

b.	No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Director is an officer and employee of the Company and not an agent, joint venturer, or partner of the Company for any purposes whatsoever. Director is skilled in providing the services identified in this Agreement. To the extent necessary, Director shall be solely responsible for any and all taxes related to the receipt of any equity compensation under this Agreement. Director hereby represents, warrants and covenants that Director has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Director will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Director is now or hereinafter becomes obligated.

Director agrees to deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

4.	Compensation, Benefits, Expenses.

a.	Compensation. As full and complete consideration of the Services to be rendered hereunder, the Company shall pay CMO the Compensation described on Exhibit A attached to and incorporated in this Agreement.

b.	Reimbursement of Expenses. Company shall promptly reimburse Director for any reasonable costs and expenses incurred by Director in connection with any Services specifically requested by Company and actually performed by Director pursuant to the terms of this Agreement.

5.	Proprietary Information; Work Product; Non-Disclosure.

a.	Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, inventions, processes, know-how, algorithms, formulae, franchises, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the “Proprietary Information”). Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby, are known. In such instance, that would also comprise Proprietary Information.

b.	General Restrictions on Use. Director agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of Company), except (i) to the extent authorized and necessary to carry out Director’s responsibilities under this Agreement, and (ii) after termination of this Agreement, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (i) information which Director can show was rightfully in his possession at the time of disclosure by Company; (ii) information which Director can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (iii) information which, at the time of disclosure, is generally available to the public.

c.	Ownership of Work Product. All Work Product, as that term is defined in this Section 5.c., shall be considered work(s) made by Director for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Director agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, software, manufacturing of products, reports, and any other media, materials, or other objects produced as a result of Director’s work or delivered by Director in the course of performing that work.

d.	Return of Proprietary Information. Upon termination of this Agreement, Director shall upon written request by the Company promptly deliver to Company at Company’s sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, tape discs and any other storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Director’s possession or under its control. Notwithstanding the foregoing, Director shall retain ownership of all works owned by Director prior to commencing work for Company hereunder, subject to Company’s nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

e.	Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company or Director under applicable state or federal law. At the request of Company, Director shall also execute Company’s standard “Confidentiality Agreement” or similarly named agreement as such agreement is currently applied to and entered into by Company’s most recent employees.

6.	Miscellaneous.

a.	Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally; (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid; (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid; or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 5.a., except that any such change of address notice shall not be effective unless and until received.

If to the Company:

Name:	Genius Group Limited
Address:	8 Amoy Street, #01-01 Singapore 049950
Attention:	Roger James Hamilton
Email:	rogerjameshamilton@gmail.com

If to Director, to Director’s address as maintained by Company in Director’s personnel file.

b.	Entire Agreement. This Agreement and any documents attached hereto as Exhibits, including but not limited to Exhibit A, constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

c.	Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

d.	Dispute Resolution. Any dispute arising under this Agreement and are hereby incorporated by reference herein (a) that any action or proceeding relating to this Agreement shall be brought in any court of competent jurisdiction in Singapore, and for that purpose that it hereby irrevocably and unconditionally submits to the exclusive jurisdiction of such Singapore court; (b) that it hereby irrevocably waives any right to, and will not, oppose any such Singapore action or proceeding on any jurisdictional basis, including forum non conveniens; and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from a Singapore court as contemplated by this section.

e.	Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the Republic of Singapore.

IN WITNESS WHEREOF, the Company and Director have executed this Agreement as of the date first above written.

COMPANY:	DIRECTOR:

By:	/s/ Roger James Hamilton	Signature:	/s/ Michelle Clarke

Name:	Roger James Hamilton	Name:	Michelle Clarke

Exhibit A to Board and Employment Agreement

As a member of the Board of Directors, you shall:

a.	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
b.	declaring dividends and distributions;
c.	appointing officers and determining the term of office of officers;
d.	exercising the borrowing powers of our company and mortgaging the property of our company; and
e.	approving the transfer of shares of our company, including the registering of such shares in our share register.
f.	be accessible to Company to provide guidance on business and technology strategy issues, including patents, business strategy, business alliances, advice and business development.

Compensation.

1.	Base Salary. The Company shall pay to Director base salary compensation at an annual rate of not less than GBP 75,180.00 (US $103,748.00). Following the end of the Company’s fiscal year 2020, and annually thereafter, the BOD shall review Director’s base salary in light of the performance of Director and the Company, and may, in its sole discretion, maintain or increase (but not decrease) such base salary by an amount it determines to be appropriate. Director’s annual base salary payable hereunder, as it may be maintained or increased from time to time, is referred to herein as “Base Salary.” Base Salary shall be paid in equal instalments in accordance with the Company’s payroll practices in effect from time to time for executive officers.

2.	Commission. The Director is eligible to receive commission on top of the base salary with the following applicable: 5% commission on all Partnership Sales or Genius Igniter sales for GeniusU or its subsidiaries made by the Director.

3.	Leave Entitlements. Company agrees to 25 days paid holiday annually and 10 days paid sick leave annually. This does not carry over into the following years.

4.	Incentive Plan. Each of the Director is eligible to participate in the growth in value of GG shares and to improve the performance of Genius Group’s return to shareholders.

a.	An option pool is determined by the Board of Directors at the beginning of each calendar year. The size of the pool is approximately equivalent to two months payroll cost and may change from time to time.
b.	Options are granted from the pool to eligible employees each year. Eligible employees are those that are in full-time employment and have been employed by the company for at least three months prior to 31st December each year.
c.	At the grant date, employees are issued with a letter stating the number of options earned and the exercise price. These are calculated based on the total options pool available, and divided pro rata to their length of employment in the year and proportional to their salary as a percentage of total wages.
d.	The exercise price is at the share price at the time of the grant date.
e.	The vesting date is one year after the grant date. In order to vest, an employee must still be in employment with Genius Group as of the vesting date.
f.	On the vesting date, eligible employees may exercise their option at the prefixed exercise price.
g.	Should employees choose to exercise their option, shares are issued as an interest-free loan repayable at the time of sale of the shares.
h.	Should employees not to exercise, or if they leave employment prior to the vesting date, the options lapse.
i.	Employees are required to complete the KYC (Know Your Customer) process before receiving the share certificates.

3.	Participation in Company Stock Option Plan. Director shall be eligible to participate in any stock option plan maintained by the Company. Any stock options granted to Director under this Section 4 will be subject to the terms and conditions applicable to stock options granted under the Company’s stock option plan, as described in that stock option plan and the applicable.